		Exhibit 12
General Electric Company Ratio of Earnings to Fixed Charges
(Dollars in millions)		Nine months ended September 30, 2002
GE except GECS
Earnings (a)		$15,294
Less:	Equity in undistributed earnings of General Electric
	Capital Services, Inc. (b)	(3,025)
Plus:	Interest and other financial
	charges included in expense	444
	One-third of rental expense (c)	174

Adjusted "earnings"		$12,887

Fixed Charges:
	Interest and other financial charges	$444
	Interest capitalized	11
	One-third of rental expense (c)	174

Total fixed charges		$629

Ratio of earnings to fixed charges		20.49

General Electric Company and consolidated affiliates
Earnings (a)		$16,128
Plus:	Interest and other financial charges
	included in expense	7,670
	One-third of rental expense (c)	416

Adjusted "earnings"		$24,214

Fixed Charges:
	Interest and other financial charges	$7,670
	Interest capitalized	40
	One-third of rental expense (c)	416

Total fixed charges		$8,126

Ratio of earnings to fixed charges		2.98

(a)	Earnings before income taxes, minority interest and accounting changes.
(b)	Earnings after income taxes, net of dividends, and before accounting changes.
(c)	Considered to be representative of interest factor in rental expense.